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                                                                  EXHIBIT (a)(5)

                              REDBACK NETWORKS INC.

                FORM OF CONFIRMATION OF RECEIPT OF ELECTION FORM

The purpose of this e-mail is to confirm that your Election Form, was received by Stock Administration at Redback Networks Inc. on [INSERT DATE].

As set forth on your Election Form, and pursuant to the terms of the Offer to Replace, dated as of September 6, 2001, and all documents referenced therein which constitute the offer, you are deemed to have tendered (1) each of the stock options that you elected to tender in your Election Form and (2) all
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options granted to you within the six month period prior to October 15, 2001
(the expected Cancellation Date, as defined in the Offer to Replace), which were automatically tendered for replacement once you elected to participate in the
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offer, even if those options granted within the six month period prior to the
Cancellation Date have an exercise price equal to or less than six dollars and fifty cents ($6.50) per share, except: (i) options granted through the Salary
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for Stock Options Exchange Program; and (ii) any options granted on or after
August 1, 2001.

PLEASE NOTE THAT THIS E-MAIL IS ONLY A CONFIRMATION RECEIPT AND DOES NOT CONSTITUTE ACCEPTANCE OF YOUR OPTIONS FOR REPLACEMENT.

As set forth in the Offer to Replace, dated as of September 6, 2001, the Company will not be deemed to have accepted your options for replacement until such time
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as of when Redback has given oral or written notice to Redback's General
Counsel, or to the option holders generally, of such acceptance of such options for replacement, which notice may be made by filing the final amendment to the Offer to Replace with the Securities and Exchange Commission announcing the final results of the Offer or otherwise by press release. Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options that are not validly withdrawn promptly after the expiration of the offer. Options accepted for replacement will be cancelled on the Cancellation Date, which we presently expect to be October 15, 2001 and will be replaced with new options on the same day.